Staffing 360 Solutions Executes Agreement to Acquire Poolia UK

Poolia UK, a Subsidiary of NASDAQ OMX-Listed Poolia AB, Expected to Bring Strategic Opportunities to Staffing 360 Solutions’ Existing UK Operations

New York, NY – February 3, 2014 – Staffing 360 Solutions, Inc. (OTCQB: STAF), a public company engaged in the provision of international staffing services in IT, financial, accounting, healthcare, and cybersecurity industries, announced today that its wholly owned United Kingdom subsidiary, Staffing 360 Solutions (UK) Limited executed an Asset Purchase Agreement to acquire the business and assets of Poolia UK Ltd., a subsidiary of Poolia AB, a publicly listed company on NASDAQ OMX Stockholm. Closing of the acquisition is expected to occur on or about March 7, 2014.

Poolia UK operates its professional staffing services from its office in London. The company focuses on providing temporary, contract and permanent qualified professionals to various banking, financial and commercial clients across the United Kingdom.

“We are pleased to report yet another acquisition for Staffing 360 Solutions since the start of 2014,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions. “Poolia adds additional size and services to our existing operations in Europe. It’s a great addition to Staffing 360’s recent Initio acquisition and complements our Longbridge Recruitment operations in the UK.”

Established in 1989, Poolia UK did business under the name Parker Bridge until August 2005. Following its acquisition by Poolia AB, the company became Poolia Parker Bridge, a combination of both names. It was finally re-branded to Poolia UK Ltd. in January 2007.

“We are thrilled with the opportunity to join the Staffing 360 Solutions team,” stated Tim Hedger, Managing Director of Poolia UK. “The timing and our long-held vision of becoming a leading staffing firm in the UK matches well with Staffing 360’s expertise in the field of permanent placement and temporary staffing across both the US and UK. We also look forward to leveraging Staffing 360’s capital markets expertise, which has allowed them to grow through acquisitions so rapidly.”

Staffing 360 Solutions’ existing UK operations were part of the company’s recent acquisition on January 3, 2014 of Initio International Holdings Limited (now Staffing 360 Solutions (UK) Limited) and its Longbridge Recruitment division. Longbridge was established in 1989 in London, and is an international multi-sector recruitment company, with a long history of success catering to the sales & marketing, technology, legal and IT solutions sectors. Both the CEO of Longbridge, Darren Carroll, and the Managing Director of Poolia UK, Tim Hedger, will report directly to Matt Briand, Co-CEO of Staffing 360 Solutions.

“This acquisition represents another validator of our successful M&A strategy,” commented Matt Briand, Co-CEO of Staffing 360 Solutions. “As we continue to extend our presence in countries around the globe, we look forward to relaying our latest developments and important milestones, all while growing Staffing 360 Solutions into a formidable international public company.”

Staffing 360 Solutions believes that a consolidation strategy is ideally suited for the highly fragmented temporary staffing industry. The management team has been engaged in the development of a comprehensive program to create a robust pipeline of prospective acquisitions, with a longer term objective of driving annual revenues to $300 million.

About Poolia UK

Established in 1989, Poolia UK operates professional staffing services from its office in London. The company focuses on providing temporary, contract and permanent qualified professionals to various banking, financial and commercial clients across the United Kingdom. Poolia UK’s vision is to become a leading company in the temporary staffing industry by providing high-quality professionals through its skilled and dedicated employees sharing strong common values. For more information, please visit: www.poolia.co.uk

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (OTCQB: STAF) is a public company in the global staffing sector engaged in the acquisition of international staffing organizations with operations in the US, Europe and India. As part of its targeted consolidation model, Staffing 360 Solutions is pursuing broad spectrum staffing companies in the IT, financial, accounting, healthcare and cybersecurity industries. The Company believes the staffing industry offers opportunities to create a successful public company with a longer term objective of accretive acquisitions that will drive annual revenues to $300 million. For more information, please visit: www.staffing360solutions.com

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to, new agreements, the ability to enter into any additional acquisitions, or the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Company Contact:

A.J. Cervantes, President

Staffing 360 Solutions, Inc.

212.634.6410

info@staffing360solutions.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

212.634.6413

info@trilogy-capital.com